EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-44562, 333-80931 and 333-53083) pertaining to (i) the 1997 Equity Incentive Plan, (ii) the Employee Stock Purchase Plan, and (iii) the 1997 Non-Employee Directors’ Stock Option Plan, and in the Registration Statement (Form S-3 No. 333-60135) and related Prospectus, of our report dated February 8, 2002, with respect to the consolidated financial statements of Gene Logic Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
March 26, 2002